                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.


                                Tiffany & Co.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                                                   April 7, 2000
TIFFANY & CO.
727 Fifth Avenue
New York, N.Y. 10022

William R. Chaney
Chairman of the Board

Michael J. Kowalski
President and Chief Executive Officer

Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Tiffany & Co. on Thursday, May 18, 2000, at 10:00 a.m. in the Roof/Penthouse of the St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, New York.

         We hope that you can join us at this meeting. As a stockholder, your participation in the affairs of Tiffany & Co. is important, regardless of the number of shares that you hold. Therefore, whether or not you are able to personally attend, please vote your shares by completing and returning the enclosed proxy card or by calling the telephone number listed on the card as soon as possible.

         Enclosed are Tiffany & Co.'s 1999 Annual Report and Proxy Statement. We hope you find it informative reading.

         Thank you for your interest in Tiffany & Co.

                                                             Sincerely,



                                                             William R. Chaney



                                                             Michael J. Kowalski

                       2000 Annual Meeting of Stockholders

                                 Proxy Statement

                                    [graphic]

                                  Tiffany & Co.

                             PROXY STATEMENT FOR THE
                       2000 ANNUAL MEETING OF STOCKHOLDERS


                                TABLE OF CONTENTS


Attendance and Voting Matters......................................................... 1
         Introduction................................................................. 1
         Matters To Be Voted On at the 2000 Annual Meeting............................ 1
         How To Vote Your Shares...................................................... 1
         The Number of Votes That You Have  .......................................... 2
         What a Quorum Is............................................................. 2
         What a Broker Non-Vote Is.................................................... 3
         What Vote Is Required To Approve Each Proposal .............................. 3
         Proxy Voting on Proposals in the Absence of Instructions..................... 4
         How Proxies Are Solicited.................................................... 5

Ownership of Tiffany & Co............................................................. 5
         Stockholders Who Own At Least Five Percent of Tiffany & Co................... 5
         Ownership by Executive Officers and Directors................................ 6
         Compliance of Directors, Executive Officers and Greater-Than-Ten-
                  Percent Stockholders with Section 16(a) Beneficial Ownership
                  Reporting Requirements.............................................. 7

Tiffany & Co.'s Board of Directors and Executive Officers............................. 7
         The Board of Directors, In General .......................................... 7
         Committees of the Board of Directors......................................... 8
         Compensation of Directors................................................... 10
         Compensation of the CEO and Other Executive Officers........................ 11
         Compensation Committee Report on Executive Compensation..................... 19

Performance of Tiffany & Co. Stock................................................... 22

Discussion of Proposals Presented by the Board....................................... 23
         Item I - Election of the Board of Directors................................. 23
         Item II - Increase in the Number of Authorized Shares of Common Stock....... 25
         Item III - Amendment of Stock Option Plan....................................27
         Item IV - Appointment of Independent Accountants............................ 36

Other Matters........................................................................ 37
         Stockholder Proposals, In General........................................... 37
         Stockholder Proposals for Inclusion in the Proxy Statement
                  for the 2001 Annual Meeting........................................ 37
         Reminder to Vote............................................................ 37
Appendix............................................................................. 38

                         ATTENDANCE AND VOTING MATTERS

INTRODUCTION

         The Annual Meeting of the stockholders of Tiffany & Co. will be held on Thursday, May 18, 2000, at 10:00 a.m. in the Roof/Penthouse of the St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, New York.

         You are entitled to vote at our 2000 Annual Meeting because you were a stockholder, or held Tiffany & Co. stock through a broker, bank or other nominee, at the close of business on March 24, 2000, the record date for this year's Annual Meeting. That is why you were sent this Proxy Statement and accompanying material.

         We have also enclosed for your review a copy of our 1999 Annual Report to Stockholders. This Report contains financial and other information about our business during our last fiscal year (February 1, 1999, to January 31, 2000).

MATTERS TO BE VOTED ON AT THE 2000 ANNUAL MEETING

         There are four matters scheduled to be voted on at this year's Annual
Meeting:

         -        the election of the Board of Directors,

         - the amendment of our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 120,000,000 to 240,000,000,

         - the amendment of our 1998 Employee Incentive Plan to increase the number of shares of common stock that may be delivered to participating employees by 2,000,000, and

         - the approval of independent accountants to examine our fiscal 2000 financial statements.

HOW TO VOTE YOUR SHARES

         You can vote your shares at the Annual Meeting in one of two ways.

         The first way is by having one or more individuals who will be at the Annual Meeting vote your shares for you. These individuals are called "proxies" and using them to cast your ballot at the Annual Meeting is called voting "by proxy."

         If you wish to vote by proxy, you must do one of the following:

         - complete the enclosed form, called a "proxy card," and mail it in the envelope provided, or

         - call the telephone number listed on the proxy card and follow the pre-recorded instructions.

         If you do one of the above, you will have designated three officers of Tiffany & Co. to act as your proxies at the 2000 Annual Meeting. One of them will then vote your shares at the Annual Meeting in accordance with the instructions you have given them on the proxy card or over the telephone with respect to each of the proposals presented in this Proxy Statement.

         While we know of no other matters to be acted upon at this year's Annual Meeting, it is possible that other matters may be presented at the meeting. If that happens and you have voted by proxy, your proxy will vote on such other matters in accordance with his or her best judgment.

         If you decide to vote by proxy, you can revoke - that is, change or cancel - your vote at any time before your proxy casts his or her vote at the Annual Meeting. Revoking your vote by proxy may be accomplished in one of three ways:

         - you can send an executed, later-dated proxy card to the Secretary of the Company or call in different instructions,

         - you can notify the Secretary of Tiffany & Co. in writing that you wish to revoke your proxy, or

         -        you can attend the Annual Meeting and vote in person.

         Alternatively, you can vote your shares by attending the Annual Meeting and voting in person. You will be given a ballot at the meeting to complete and return.

         A special note for those who plan to attend the Annual Meeting and vote in person: if your shares are held in the name of a broker, bank or other nominee, you must bring a statement or letter from the person or entity in whose name the shares are registered indicating that you are the beneficial owner of those shares as of the record date. If you do not bring such a statement or letter, your vote at the meeting will not be counted.

THE NUMBER OF VOTES THAT YOU HAVE

         Each share of Tiffany & Co. common stock has one vote. The number of shares, or votes, that you have at this year's Annual Meeting is indicated on the enclosed proxy card.

WHAT A QUORUM IS

         A "quorum" is the minimum number of shares that must be present at an Annual Meeting for a valid vote. For our stockholder meetings, a majority of shares outstanding on the record date must be present.

         The number of shares outstanding at the close of business on March 24, 2000, the record date, was 72,535,551. Therefore, 36,267,776 shares must be present at our 2000 Annual Meeting for a quorum to be established.

         To determine if there is a quorum, we consider a share "present" if:

         - the stockholder who owns the share is present at the Annual Meeting, whether or not he or she chooses to cast a ballot on any proposal, or

         -        the stockholder is represented by proxy at the Annual Meeting.

         If a stockholder is represented by proxy at the Annual Meeting, his or her shares are deemed present for purposes of a quorum, even if:

         - the stockholder withholds his or her vote or marks "abstains" for one or more proposals; or

         -        there is a "broker non-vote" on one or more proposals.

WHAT A "BROKER NON-VOTE" IS

         Shares held in a broker's name may be voted by the broker, but only in accordance with the rules of the New York Stock Exchange. Under those rules, your broker must follow your instructions. If you do not provide instructions to your broker, your broker may vote your shares based on its own judgment or it may withhold a vote. Whether your broker votes or withholds its vote is determined by the New York Stock Exchange rules and depends on the proposal being voted upon.

         If your broker withholds its vote, that is called a "broker non-vote." As stated above, broker non-votes are counted as present for a quorum.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL

         Directors are elected by a plurality of the votes cast for directors at the Annual Meeting. Of all nominees, the top eight in terms of "for" votes received will be elected directors.

         You may withhold your vote "for" any nominee, but there is no means for you to vote "against" any nominee. To withhold your vote "for" any or all of the nominees named in this Proxy Statement, you can so mark your proxy card or ballot or, if you call in your vote, so indicate by telephone. A broker non-vote is the same as a withheld vote; neither will have any effect on the outcome of the election of directors.

         The proposal to approve the amendment to our Restated Certificate of Incorporation requires the affirmative vote of a majority of the issued and outstanding shares of Tiffany & Co. common stock. That means that holders of

36,267,776 shares of common stock must vote "for" the proposal in order to increase the number of authorized shares from 120,000,000 to 240,000,000. For this proposal, broker non-votes and abstentions will have the same effect as a vote "against" the proposal.

         To approve the amendment to our 1998 Employee Incentive Plan two things must happen. First, a majority of shares outstanding as of March 24, 2000, must actually vote on the proposal. For this purpose, abstentions will count as votes cast but broker non-votes will not. Second, a majority of those shares actually voting on the proposal must vote in favor of it. For this purpose, abstentions will have the same legal effect as a vote "against" the proposal and broker non-votes will be disregarded. That means that holders of 36,267,776 shares of common stock must actually vote "for" or "against" the proposal (or submit their proxies but "abstain" from voting on the proposal) and at least a majority of those voting must vote "for" the proposal in order to increase the number of shares of common stock that may be delivered to participating employees and their beneficiaries by 2,000,000.

         The proposal to ratify the approval of PricewaterhouseCoopers LLP as independent accountants for fiscal 2000 will be decided by a plurality of the votes cast "for" or "against" the proposal. Therefore, if you "abstain" from voting on this matter - in other words, you do not vote on the matter or you indicate "abstain" on the proxy card or by telephone, it will not affect the outcome of votes on this proposal. That is because only votes cast "for" or "against" this proposal will be counted in determining whether or not it has been approved. Broker non-votes on this proposal will be treated the same as abstentions; neither will have any effect on the vote on the proposal.

PROXY VOTING ON PROPOSALS IN THE ABSENCE OF INSTRUCTIONS

         If you complete a proxy card or you call the telephone number on the card and enter your control number, but do not give any instructions as to how your shares are to be voted, your proxies will vote your shares in accordance with the following recommendations of the Board of Directors:

         - FOR the election of all eight nominees for director named in this Proxy Statement,
         - FOR approval of an amendment to our Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 120,000,000 shares to 240,000,000 shares,
         - FOR approval of an amendment to our 1998 Employee Incentive Plan increasing the number of shares of common stock that may be delivered to participating employees and their beneficiaries by 2,000,000, and
         - FOR approval of the appointment of PricewaterhouseCoopers LLP as independent accountants to examine our fiscal 2000 financial statements.

         Shares held in the Company's Employee Profit Sharing and Retirement Savings Plan will not be voted by the plan's trustee unless specific instructions for voting are given by plan participants to whose accounts such shares have been allocated.

HOW PROXIES ARE SOLICITED

         We have hired the firm of Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies on behalf of the Board of Directors. Georgeson Shareholder Communications Inc. has agreed to perform this service for a fee of not more than $6,000 plus out-of-pocket expenses.

         Employees of Tiffany and Company, a subsidiary of Tiffany & Co., may also solicit proxies on behalf of the Board of Directors. These employees will not receive any additional compensation for their work soliciting proxies and any costs incurred by them in doing so will be paid for by Tiffany and Company.

         This particular solicitation is being made by mail, but proxies may also be solicited in person, by facsimile, by telephone or by electronic mail (e-mail).

         In addition, we will pay for any costs incurred by brokerage houses and others for forwarding proxy materials to beneficial owners.

                           OWNERSHIP OF TIFFANY & CO.

STOCKHOLDERS WHO OWN AT LEAST FIVE PERCENT OF TIFFANY & CO.

         The following table shows all persons who were known to us to be "beneficial owners" of at least five percent of Tiffany & Co. stock as of March 24, 2000. Footnote 1 below provides a brief explanation of what is meant by the term "beneficial ownership." This table is based upon reports filed with the Securities and Exchange Commission, commonly referred to as the SEC. These reports are publicly available. You may therefore obtain copies of them from the SEC, if you so desire.


Name and Address                                              Amount and                             Percent
      of                                                 Nature of Beneficial                          of
Beneficial Owner                                             Ownership (1)                            Class
----------------                                             -------------                            -----
Jennison Associates LLC
      466 Lexington Avenue
      New York, New York 10017                                7,537,400                               10.4

(1) "Beneficial ownership" is a term broadly defined by the SEC and includes more than the typical form of stock ownership, that is, stock held in the person's name. The term also includes what is referred to as "indirect ownership" such as where, for example, the person has or shares the power to vote the stock, sell it or acquire it within 60 days. Accordingly, some of the shares reported as beneficially owned in this table may actually be held by other persons or organizations. Those other persons and organizations are described in the reports filed with the SEC.

OWNERSHIP BY EXECUTIVE OFFICERS AND DIRECTORS

         The following table shows the number of shares of Tiffany & Co. common stock beneficially owned as of March 24, 2000 by executive officers, including the Chief Executive Officer (the "CEO") and the four next most highly compensated executive officers, and directors of Tiffany & Co. as of the end of the last fiscal year (January 31, 2000).

                                                             Amount and              Percent
                                                        Nature of Beneficial          of
Name                                                          Ownership              Class (1)
----                                                          ---------              ---------
DIRECTORS:
William R. Chaney (Executive Officer)                        727,500 (2)                 1.0
Rose Marie Bravo                                              10,608 (3)                  *
Samuel L. Hayes III                                           92,626 (4)                  *
Michael J. Kowalski (CEO)                                    458,500 (5)                  *
Charles K. Marquis                                           94,406  (6)                  *
James E. Quinn (Executive Officer)                           233,064 (7)                  *
William A. Shutzer                                            86,431 (8)                  *
Geraldine Stutz                                              101,131 (9)                  *

EXECUTIVE OFFICERS:
Beth O. Canavan                                               40,761 (10)                 *
James N. Fernandez                                            82,064 (11)                 *

ALL EXECUTIVE OFFICERS AND
DIRECTORS AS A GROUP (15 PERSONS):                         2,155,592 (12)                3.0

(1)  An asterisk (*) is used to indicate less than 1% of the class outstanding.

(2) Includes 127,500 shares issuable upon the exercise of "Vested Stock Options" which are stock options that either are exercisable as of March 24, 2000, or will become exercisable within 60 days of that date, and 100,000 shares held by Mr. Chaney's wife.

(3)  Includes 8,608 shares issuable upon the exercise of Vested Stock Options.

(4) Includes 27,000 shares held in trust for the benefit of children of Prof. Hayes, Barbara L. Hayes, his wife, as trustee and 1,184 shares held by Prof. Hayes's wife. Also Includes 64,406 shares issuable upon the exercise of Vested Stock Options.

(5)  Includes 382,500 shares issuable upon the exercise of Vested Stock Options.

(6)  Includes 64,406 shares issuable upon the exercise of Vested Stock Options.

(7) Includes 215,000 shares issuable upon the exercise of Vested Stock Options; 64 shares credited to Mr. Quinn's account under the Tiffany & Co. Employee Profit Sharing and Retirement Savings Plan; and 16,000 shares held by Mr. Quinn's wife.

(8) Includes 16,438 shares issuable upon the exercise of Vested Stock Options and 26,200 shares held by or for Mr. Shutzer's minor children.

(9)  Includes 64,406 shares issuable upon the exercise of Vested Stock Options.

(10) Includes 40,500 shares issuable upon the exercise of Vested Stock Options and 261 shares credited to Mrs. Canavan's account under the Tiffany & Co. Employee Profit Sharing and Retirement Savings Plan.

(11) Includes 76,000 shares issuable upon the exercise of Vested Stock Options and 64 shares credited to Mr. Fernandez's account under the Tiffany & Co. Employee Profit Sharing and Retirement Savings Plan.

(12) Includes 1,280,264 shares issuable upon the exercise of Vested Stock Options and 789 shares held in the Tiffany & Co. Employee Profit Sharing and Retirement Savings Plan.

COMPLIANCE OF DIRECTORS, EXECUTIVE OFFICERS AND GREATER-THAN-TEN-PERCENT STOCKHOLDERS WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

         Section 16(a) of the Securities Exchange Act of 1934 requires Tiffany & Co.'s directors, executive officers and greater-than-ten-percent stockholders to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. These persons are also required to provide us with copies of those reports.

         Based on our review of those reports and of certain other documents we have received, we believe that, during and with respect to our last fiscal year (February 1, 1999, to January 31, 2000), all filing requirements under Section 16(a) applicable to our directors, executive officers and greater-than-ten-percent stockholders were satisfied except as follows: Samuel
L. Hayes, III filed two late reports comprising four transactions that were not reported on a timely basis; Beth O. Canavan filed one late report comprising one transaction not reported on a timely basis due to clerical error on the part of the Company.

            TIFFANY & CO.'S BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

THE BOARD OF DIRECTORS, IN GENERAL

         Tiffany & Co. is a Delaware corporation. Our principal subsidiary is Tiffany and Company, a New York corporation. In this Proxy Statement, Tiffany & Co. will be referred to as "Tiffany & Co." or "the Company" and Tiffany and Company will be referred to as simply "Tiffany."

         Our Board of Directors is currently comprised of eight members.

         Directors are required by our By-laws to be less than age 72 when elected or appointed unless the Board of Directors waives that provision with respect to an individual director whose continued service is deemed uniquely important to Tiffany & Co. The Board of Directors can also fill vacancies and newly created directorships as well as amend the By-laws to provide for a greater or lesser number of directors.

         The Board of Directors met seven times during fiscal 1999. With respect to the eight nominees for director, their attendance rate at Board and committee meetings averaged over 99% in fiscal 1999.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has an Audit Committee, a Compensation Committee, a Stock Option Subcommittee and a Nominating Committee.

         The Board of Directors has adopted and approved a charter for the Audit Committee. Under the charter, which is attached as Appendix 1, the Audit Committee's responsibilities include:

         - reviewing the adequacy of our system of internal financial controls,
         - recommending to the Board of Directors the appointment of independent accountants and evaluating their proposed audit scope, performance and fee arrangement,
         - conducting a post-audit review of our financial statements and audit findings in advance of filing, and
         - reviewing in advance proposed changes in our accounting methods.

         Prof. Hayes, Mr. Marquis and Mr. Shutzer currently serve as members of the Audit Committee. During fiscal 1999, there were three meetings of this committee. The Board of Directors has determined that all members of the Audit Committee are "independent," as that term is defined in Section 303.02(D) of the New York Stock Exchange's listing standards.

         Following is the report of the Audit Committee:


            Included in the Company's Annual Report to Stockholders are the consolidated balance sheets of the Company and its subsidiaries as of January 31, 2000 and 1999, and the related consolidated statement of earnings, stockholders' equity and cash flows for each of the three years in the period ended January 31, 2000. These statements (the "Audited Financial Statements") are the subject of a report by the Company's independent accountants, PricewaterhouseCoopers LLP. The Audited Financial Statements are also included by reference in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

         The Audit Committee reviewed and discussed the Audited Financial Statements with the Company's management and with the independent accountants prior to publication and filing.

         The Audit Committee also reviewed and discussed with the independent accountants the matters required to be discussed by Statement of Accounting Standards No. 61.

            The Audit Committee received from the independent accountants the written disclosure and letter required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants their independence with respect to the Company.

         Based upon the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Audited Financial Statements be included in the Company's Annual Report to Stockholders and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2000 for filing with the Securities and Exchange Commission.

Signed:

Samuel L. Hayes III
Charles K. Marquis
William A. Shutzer
         Members of the Audit Committee


         The functions performed by the Compensation Committee include

         - approval of remuneration arrangements for executive officers, and

         - approval of compensation plans in which officers and employees of Tiffany are eligible to participate.

         Ms. Bravo, Prof. Hayes, Mr. Marquis, Mr. Shutzer and Ms. Stutz currently serve as members of the Compensation Committee. In fiscal 1999, there were six meetings of this committee.

         The Stock Option Subcommittee, a subcommittee of the Compensation Committee, determines the grant of options and other matters under our 1998 Employee Incentive Plan.

         Prof. Hayes, Ms. Bravo and Ms. Stutz currently serve as members of the Stock Option Subcommittee. The Stock Option Subcommittee met six times in fiscal 1999.

         The role of the Nominating Committee is to recommend to the Board of Directors

         -        policies on the composition of the Board of Directors,

         - criteria for the selection of nominees for election to the Board of Directors,

         -        nominees to fill vacancies on the Board of Directors, and

         -        nominees for election to the Board of Directors.

         Prof. Hayes, Mr. Marquis, Mr. Shutzer, Ms. Bravo and Ms. Stutz currently serve as members of the Nominating Committee. This committee had one meeting in fiscal 1999.

COMPENSATION OF DIRECTORS

         Directors who are not employees of Tiffany & Co. or its subsidiaries are paid or provided with the following for their service on the Board:

         -        an annual retainer of $41,000,

         - an additional annual retainer of $2,500 if the director is also a chairperson of the Compensation, Audit or Nominating Committee,

         - a per-meeting-attended fee of $2,000 for meetings attended in person, except that no fee is paid for attendance at any committee or subcommittee meetings which occur on the same day as a meeting of the full Board of Directors,

         - a fee of $500 for each telephonic meeting in which the director participates,

         -        stock options, as discussed below, and

         -        a retirement benefit, also discussed below.

         Under Tiffany's Amended and Restated Executive Deferral Plan, directors may defer up to one hundred percent (100%) of their cash compensation and invest the amounts they defer in various accounts and funds established under the plan.

         Tiffany & Co. also reimburses directors for expenses they incur in attending Board and committee meetings, including expenses for travel, food and lodging.

         As indicated above, non-employee directors may receive options to purchase shares of Tiffany & Co. common stock. These options vest in two equal installments - 1/2 after one year of service on the Board following the grant of the option, and the balance, after two years of service. However, as explained below, all installments become immediately exercisable in the event there is a "change in control" of Tiffany & Co.

         These options typically expire after 10 years, but they expire sooner if, before the end of that 10-year period, the director leaves the Board. The option's exercise price is the fair market value of Tiffany & Co. common stock on the date of grant, which is calculated as the average of the highest and lowest sales prices of the stock on the New York Stock Exchange on the date of grant.

         Current policy provides that new non-employee directors will be granted options to purchase 5,000 shares of Tiffany & Co. common stock upon their election or appointment to the Board.

         Non-employee directors with five or more years of Board service when they retire are also entitled to receive an annual retirement benefit equal to the lesser of the annual retainer in effect during the year in which they retire or $38,000. Subject to adjustment for partial years served, this benefit is payable quarterly and continues for a period of time equal to the director's length of service on the Board. However, this particular benefit will not apply to any new director appointed or elected after January 1, 1999.

         Messrs. Chaney, Kowalski and Quinn are employees of Tiffany. They therefore receive no separate compensation for their service as directors.

COMPENSATION OF THE CEO AND OTHER EXECUTIVE OFFICERS

         This section includes a summary of salaries, bonuses and other compensation paid to our CEO and each of the four (4) next highest paid executive officers during the last three fiscal years. Also presented in this section are options granted to and exercised by each of them in fiscal 1999, retirement benefits currently available to them and any special employment, termination or change-in-control arrangements that have been made with any of them.

                           SUMMARY COMPENSATION TABLE

                                                                                 Long Term
                                                Annual Compensation            Compensation
                                             ------------------------         ---------------

Name and                                                                   Securities Underlying    All Other
Principal Position(1)             Year         Salary        Bonus(2)         Options/SARs(3)       Compensation
----------------                 ------      ----------     ----------        ---------------       -------------
Michael J. Kowalski               1999         $598,389        $900,000         75,000 shares        $ 41,248(4)
  President and CEO               1998         $466,628        $337,500        100,000 shares        $ 72,905(5)
                                  1997         $387,572        $209,000         35,000 shares        $ 55,397(6)

William R. Chaney                 1999         $510,740        $250,000         15,000 shares        $ 76,223(7)
  Chairman of the                 1998         $636,172        $780,000         15,000 shares        $183,113(8)
  Board                           1997         $556,962        $484,000         50,000 shares        $180,018(9)

James E. Quinn                    1999         $473,725        $475,000         50,000 shares        $ 47,210(10)
  Vice Chairman                   1998         $382,048        $254,000         75,000 shares        $ 58,693(11)
                                  1997         $328,347        $161,000         25,000 shares        $ 47,799(12)

Beth Owen Canavan                 1999         $274,262        $190,000         25,000 shares        $ 31,963(13)
  Executive Vice President        1998         $228,423        $ 85,000         10,000 shares        $ 37,336(14)
                                  1997         $200,537        $ 68,000         14,000 shares        $ 29,516(15)

James N. Fernandez                1999         $398,926        $360,000         35,000 shares        $ 48,413(16)
  Executive Vice President        1998         $316,418        $186,000         50,000 shares        $ 43,519(17)
  and Chief Financial Officer     1997         $264,845        $106,000         20,000 shares        $ 35,690(18)

(1) Titles are as of the end of fiscal year 1999 (January 31, 2000). On February 1, 1999, Mr. Kowalski assumed the title and duties of Chief Executive Officer.

(2) Bonus amounts include cash incentive awards made for fiscal year 1999 to Messrs. Kowalski, Quinn and Fernandez under the 1998 Employee Incentive Plan on the basis of achieved Performance Goals, specifically, increases above target amounts for the Company's consolidated earnings per share for fiscal 1999.

(3) Share amounts have not been restated to take into account the two-for-one stock split that was effected by means of a stock dividend in July 1999. If adjusted to take into account the stock split, the 1998 and 1997 share amounts would be doubled in each case.

(4) Represents $34,346 attributable to split-dollar life insurance premiums, $2,376 attributable to premiums for executive long-term disability insurance and $4,526 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan. The split-dollar life insurance provided to Mr. Kowalski and other executive officers is discussed below under "Other Compensation Arrangements."

(5) Represents $65,313 attributable to split-dollar life insurance premiums, $2,592 attributable to premiums for executive long-term disability insurance and $5,000 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

(6) Represents $48,487 attributable to split-dollar life insurance premiums, $2,160 attributable to premiums for executive long-term disability insurance and $4,750 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

(7) Represents $73,487 attributable to split-dollar life insurance premiums and $2,736 attributable to premiums for executive long-term disability insurance. Mr. Chaney's deferred compensation arrangement is discussed below under "Other Compensation Arrangements."

(8) Represents $100,000 contributed to Mr. Chaney's deferred compensation account, $80,521 attributable to split-dollar life insurance premiums and $2,592 attributable to premiums for executive long-term disability insurance.

(9) Represents $100,000 contributed to Mr. Chaney's deferred compensation account, $77,858 attributable to split-dollar life insurance premiums and $2,160 attributable to premiums for executive long-term disability insurance.

(10) Represents $39,840 attributable to split-dollar life insurance premiums, $2,376 attributable to premiums for executive long-term disability insurance and $4,994 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

(11) Represents $51,173 attributable to split-dollar life insurance premiums, $2,592 attributable to premiums for executive long-term disability insurance and $4,928 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

(12) Represents $40,889 attributable to split-dollar life insurance premiums, $2,160 attributable to premiums for executive long-term disability insurance and $4,750 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

(13) Represents $24,665 attributable to split-dollar life insurance premiums, $2,307 attributable to premiums for executive long-term disability insurance and $4,991 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

(14) Represents $30,529 attributable to split-dollar life insurance premiums, $2,006 attributable to premiums for executive long-term disability insurance and $4,801 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

(15) Represents $23,214 attributable to split-dollar life insurance premiums, $1,552 attributable to premiums for executive long-term disability insurance and $4,750 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

(16) Represents $41,054 attributable to split-dollar life insurance premiums, $2,376 attributable to premiums for executive long-term disability insurance and $4,983 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

(17) Represents $36,105 attributable to split-dollar life insurance premiums, $2,592 attributable to premiums for executive long-term disability insurance and $4,822 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

(18) Represents $28,840 attributable to split-dollar life insurance premiums, $2,100 attributable to premiums for executive long-term disability insurance and $4,750 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

                                      OPTION GRANTS IN FISCAL YEAR 1999

                                                Percent of
                                               Total Options
                                              Granted to all
                                               Employees in        Per
                                                  Fiscal          Share
                                Options            Year          Exercise        Expiration         Grant Date
Name                          Granted (1)          1999          Price (2)        Date (3)       Present Value (4)
--------                     ------------          -----         --------         ---------         ----------
Michael J. Kowalski           75,000 shares         8.1          $84.1563          1/20/2010       $2,417,888
William R. Chaney             15,000 shares         1.6          $84.1563          1/20/2010       $  483,578
James E. Quinn                50,000 shares         5.4          $84.1563          1/20/2010       $1,611,925
Beth O. Canavan               25,000 shares         2.7          $84.1563          1/20/2010       $  805,963
James N. Fernandez            35,000 shares         3.8          $84.1563          1/20/2010       $1,128,348

(1) Options vest (become exercisable) over a four-year period in four equal annual installments, each contingent on continued employment. However, all installments immediately vest if there is a "change in control." The term "change in control" is discussed below.

(2) The exercise price for each share is its fair market value on the date of grant. This is determined by averaging the highest and lowest sales prices of Tiffany & Co. common stock on the New York Stock Exchange on the date of grant.

(3) Normally, these options expire on the 10th anniversary of their grant date. However, they expire earlier if, before that 10th anniversary, the officer dies, becomes disabled, retires or leaves Tiffany.

(4) The amounts stated are hypothetical values calculated under the Black-Scholes model, a mathematical formula used to value options covering securities traded on stock exchanges. This formula considers a number of factors in estimating an option's present value, including the stock's volatility rate (33.2%), expected term (5 years), interest rate (6.7%) and dividend yield (0.7%). The actual value, if any, that the executive officer will realize from these options will depend solely on the increase of the stock price over the $84.1563 per share exercise price when the options are exercised.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                        AND FISCAL YEAR-END OPTION VALUES

                                                               Number of                       Value of
                           Shares                         Unexercised Options            In-The-Money Options
                          Acquired          Value       at Fiscal Year-End (1)          at Fiscal Year-End (1)
Name                     on Exercise      Realized     Exercisable/Unexercisable       Exercisable/Unexercisable
--------------             -------         ------        --------------------            --------------------
Michael J. Kowalski         40,000      $1,328,115        382,500 / 272,500           $22,031,944 / $8,894,684
William R. Chaney          415,000     $10,887,809        127,500 / 102,500            $6,856,212 / $4,424,101
James E. Quinn              32,000        $991,482        215,000 / 195,000           $12,054,121 / $6,504,099
Beth O. Canavan              8,000        $216,651         38,500 /  58,500            $2,050,376 / $1,578,437
James N. Fernandez          20,000        $573,626         76,000 / 135,000            $3,866,328 / $4,513,983

(1) Options are deemed "exercisable" in this table if they are exercisable as of January 31, 2000, or will become exercisable within 60 days of that date.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As indicated above, the following directors served as members of the Compensation Committee during the 1999 fiscal year: Ms. Bravo, Professor Hayes, Messrs. Marquis and Shutzer and Ms. Stutz. None of the members of the Compensation Committee was, at any time either during or before such fiscal year, an employee of Tiffany & Co. or any of its subsidiaries.

              PENSION PLAN AND SUPPLEMENTAL RETIREMENT INCOME PLAN

         Tiffany has established two separate retirement plans for eligible employees: a Pension Plan and a Supplemental Retirement Income Plan.

         The Pension Plan is a "qualified plan," that is, it is designed to comply with those provisions of the Internal Revenue Code applicable to retirement plans. The Pension Plan provides participants with a retirement benefit based on the participant's "average final compensation" multiplied by his or her years of service with Tiffany. The amount of the benefit payable under the Pension Plan is subject to Internal Revenue Code limitations.

         The Supplemental Retirement Income Plan is not a qualified plan and is not subject to Internal Revenue Code limitations on the amount of benefits it may pay. It was established to supplement the Pension Plan and Social Security by providing additional payments upon a participant's retirement.

         Payments under the Supplemental Retirement Income Plan, together with payments under the Pension Plan and from Social Security, would equal a variable percentage of the participant's "average final compensation." This assumes that the vesting requirements under the Supplemental Retirement Income Plan are met.

         Depending upon the participant's years of service with Tiffany, the combined benefit under the Pension Plan and the Supplemental Retirement Income Plan and from Social Security would be as follows:

                                                            Combined Benefit as a
                                                                Percentage of
                  Years of Service                        Average Final Compensation
                  ----------------                        --------------------------
                    less than 10                                       0%
                    10-14                                             20%
                    15-19                                             30%
                    20-24                                             40%
                    25-29                                             50%
                    30 or more                                        60%

         A participant's "average final compensation" is the average annual compensation he or she received over the five highest paid plan years (January 1 to December 31) during his or her last 10 years of service. In general, compensation reported in the Summary Compensation Table above as "Salary" and "Bonus" is compensation for purposes of the Pension Plan and the Supplemental Retirement Income Plan; amounts attributable to the exercise of stock options are not included.

         The following table sets forth the estimated combined annual benefit payable on retirement to participants under the Supplemental Retirement Income Plan, Pension Plan and Social Security.

                                                 Annual Total Benefit for Years of Service
                        ----------------------------------------------------------------------------------------
Average Final
Compensation               15                  20                   25                 30                  35
-------------           --------            --------             --------           --------            --------
$125,000                $37,500              $50,000             $62,500            $75,000              $75,000
$150,000                $45,000              $60,000             $75,000            $90,000              $90,000
$175,000                $52,500              $70,000             $87,500           $105,000             $105,000
$200,000                $60,000              $80,000            $100,000           $120,000             $120,000
$225,000                $67,500              $90,000            $112,500           $135,000             $135,000
$250,000                $75,000             $100,000            $125,000           $150,000             $150,000
$300,000                $90,000             $120,000            $150,000           $180,000             $180,000
$400,000               $120,000             $160,000            $200,000           $240,000             $240,000
$450,000               $135,000             $180,000            $225,000           $270,000             $270,000
$500,000               $150,000             $200,000            $250,000           $300,000             $300,000
$600,000               $180,000             $240,000            $300,000           $360,000             $360,000
$700,000               $210,000             $280,000            $350,000           $420,000             $420,000
$800,000               $240,000             $320,000            $400,000           $480,000             $480,000
$900,000               $270,000             $360,000            $450,000           $540,000             $540,000
$1,000,000             $300,000             $400,000            $500,000           $600,000             $600,000

         All executive officers except Mr. Chaney are eligible to participate in the Pension Plan and the Supplemental Retirement Income Plan. At the end of the last fiscal year (January 31, 2000), the current years of creditable service and average final compensation under both plans for each of the eligible executive officers named in the Summary Compensation Table were as follows:

Name                                Years of Service          Average Final Compensation
----                                ----------------          --------------------------
Michael J. Kowalski                         21                        $615,001
James E. Quinn                              13                        $513,162
Beth O. Canavan                             12                        $267,813
James N. Fernandez                          21                        $380,408

                         OTHER COMPENSATION ARRANGEMENTS

        As indicated above, Mr. Chaney is not eligible for benefits under either the Pension Plan or the Supplemental Retirement Income Plan. An alternative arrangement to fund retirement benefits for Mr. Chaney was in effect until he retired as Chief Executive Officer. Prior to his retirement as Chief Executive Officer, Tiffany credited $25,000 per calendar quarter, plus accrued interest at a prime rate, to an account in his favor. This was done under the terms of a deferred compensation agreement entered into with Mr. Chaney in December 1989. The account is maintained on the books of Tiffany as a liability to Mr. Chaney.

         Upon Mr. Chaney's resignation as Chief Executive Officer on January 31, 1999, the deferred compensation agreement was amended to provide for the discontinuance of accruals to his account after December 31, 1998. As of February 1, 1999, the balance in this account was $2,644,701.78. Commencing in March of 1999, Tiffany became obligated under the Agreement to pay Mr. Chaney a monthly annuity of $22,449.35 from the account. This obligation terminates on Mr. Chaney's death. On his death, the excess, if any, of the balance in his account as of February 1,1999, over the sum of all annuity payments actually made will be paid to Mr. Chaney's estate.

         The Company and Tiffany have entered into retention agreements with four executive officers. These agreements would provide a covered executive with compensation if he should incur an "involuntary termination" after a "change in control." The purpose of these agreements is to keep our management team in place and focused on their job duties should discussions of a "change in control" ever occur. An "involuntary termination" does not include a termination for cause, but does include a resignation for good cause.

         When, if ever, a "change in control" occurs, the covered executives would have fixed, or guaranteed, terms of employment under their retention agreements as follows: two years in the case of Mr. Fernandez, and three years in the case of Mr. Kowalski and Mr. Quinn. If the executive incurs an involuntary termination during his term, compensation, keyed to the length of his term, would be payable to the executive as follows:

         -        two or three times salary and bonus as severance,

         - a payment equal to the present value of two or three years of additional years of service credit under the Supplemental Retirement Income Plan, and

         - two or three years of benefits continuation under Tiffany's health and welfare plans.

         The covered executives may receive other benefits in connection with a "change in control," such as accelerated vesting of stock options or pension benefits under the Supplemental Retirement Income Plan. Because a covered executive's receipt of payments and benefits in connection with a "change in control" may trigger a 20% excise tax under Section 280G of the Internal Revenue Code, the retention agreements contain "gross-up" provisions. Under these provisions, the Company or Tiffany must pay the covered executive's excise tax and any additional income tax resulting from the gross-up provisions. If the gross-up provisions are triggered, the Company or Tiffany, as the case may be, will be unable to deduct most of the "change in control" payments and benefits.

         Tiffany maintains split-dollar life insurance agreements with some of its executive officers, including Mr. Kowalski, Mr. Chaney, Mr. Quinn, Mrs. Canavan and Mr. Fernandez. Under those agreements, Tiffany pays the premiums for executive life insurance and will be repaid for those premium payments from the death benefit.

         Until there is a "change in control," Tiffany has the right to terminate those split-dollar agreements. If there is a "change in control," Tiffany loses that right, and will then be bound to continue to pay premiums until the maturity date of each executive's agreement, which is when the executive reaches age 65, or age 75 in the case of Mr. Chaney. At the maturity date, the cash value of each policy will be sufficient for the following purposes:

         -        to repay Tiffany its premium investment, and
         - to continue the policy in force, without payment of further premiums, with a death benefit equivalent to twice the executive's average annual salary and bonus compensation for the last three calendar years prior to termination of employment.

        In the event of a "change in control" of Tiffany & Co., all options granted under its various stock option plans become exercisable in full. In addition, all benefits under the Supplemental Retirement Income Plan become vested and payable at retirement age, but only if, at the time of the "change in control," benefits are also vested under the Pension Plan.

        For purposes of the split-dollar agreements, the Supplemental Retirement Income Plan and the stock options, the term "change in control" means that one of the following events has occurred:

         - any person or group of persons acting in concert, and by person we mean an individual or organization, acquires thirty-five percent or more in voting power or stock of Tiffany & Co., including the acquisition of any right, option, warrant or other right to obtain such voting power or stock, whether or not presently exercisable, unless the acquisition is authorized or approved by the Board of Directors;

         - a majority of the Board of Directors is, for any reason, not made up of individuals who were either on the Board on January 21, 1988, or, if they became members of the Board after that date, were approved by the directors; or

         - any other circumstance which the Board deems to be a "change in control."

        For purposes of the retention agreements, a "change in control" includes the above events, as well as additional events amounting to a change in control of the Company or Tiffany, even if the Board has approved of such events. Such events could include a so-called "friendly" acquisition of the Company or Tiffany.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The following is the Compensation Committee's report on executive compensation:


                  The Committee's overall compensation policy is to provide a reward structure that will motivate the officers to assist the Company's achievement of its strategic and financial goals, retain and attract competent personnel and link the interests of management with those of the stockholders through stock-based compensation.

                  (i) Cash Bonuses

                  The Committee believes that the portion of an officer's compensation that is "at risk" (subject to adjustment for corporate and/or individual performance factors) should vary proportionally to the amount of responsibility the officer bears for the Company's success. The Committee adheres to that philosophy in establishing target bonuses.

                  Each January, the Committee establishes target bonuses for executive officers for the fiscal year that will begin on the first day of February.

                  For most officers, a bonus equal to or in excess of the target is paid if the Company achieves its business plan and if the individual's personal and/or business unit performance meets or exceeds expectations. If the Company fails to achieve its business plan, or if the individual's personal and/or business unit performance fails to meet expectations, the bonus is reduced or eliminated.

                  In January of 2000, the Stock Option Subcommittee (the "Subcommittee") made a different arrangement for Mrs. Canavan and Messrs. Kowalski, Quinn and Fernandez. Their fiscal 2000 bonuses will be calculated solely on the basis of the increase or decrease in the Company's consolidated net earnings in accordance with a formula. This arrangement is an "Incentive Award" under the provisions of the 1998 Employee Incentive Plan. For this reason, the entire bonus payable to Mrs. Canavan and to Messrs. Kowalski, Quinn and Fernandez will be deductible under the provisions of Section 162(m) of the Internal Revenue Code (see below).

                  For fiscal 2000, Mr. Kowalski's target bonus under the Incentive Award arrangement is 75% of his salary. Target bonuses for the other executive officers for fiscal 2000 range from 35% to 50% of salary and average approximately 38%.

                  For fiscal 1999, target bonuses under Incentive Award Arrangements were 75%, 50% and 45% of base salary for Messrs. Kowalski, Quinn and Fernandez. The actual bonuses paid to those employees were $900,000, $475,000 and $360,000, respectively, or

         200% of the target amount in each case. These awards were calculated by the Subcommittee solely on the basis of the increase in the Company's consolidated net earnings in accordance with a formula established by the Subcommittee in January of 1999.

                  Target bonuses for the other executive officers for fiscal year 1999 ranged from 35% to 50% of salary and averaged approximately 34% of salary. No target bonus was set for Mr. Chaney. The actual bonus paid for fiscal 1999 to each executive officer was determined by the Committee in January of 2000. At that time, the Committee compared the Company's projected fiscal 1999 performance to its business and strategic plans, and the performance of each executive officer (other than of Mr. Kowalski himself) was reviewed for the Committee by Mr. Kowalski. Mr. Chaney also contributed to these evaluations (other than with respect to himself). Bonuses actually awarded to the executive officers (other than Messrs. Kowalski, Quinn, Fernandez and Chaney) averaged 195% of the target amounts.

                  In awarding bonuses for fiscal 1999 to the executive officers (other than Messrs. Kowalski, Quinn and Fernandez) the Committee applied the following measures of corporate financial performance: the success that the Company had in meeting and exceeding its 1999 objectives for profitability, expense control, sales results and staffing. The Committee also considered, where applicable, the financial results of any business unit for which the officer was responsible. Finally, the Committee considered the following subjective factors: the judgments of Mr. Chaney and Mr. Kowalski and the members of the Committee concerning the officer's leadership, development of creative business opportunities and motivation and development of staff.

                  (ii)  Salaries and Benefits

                  The Committee believes that the Company's compensation and benefits program for its executives is competitive with the program generally offered by comparable retailers and direct marketing organizations. This program enables the Company to retain and attract competent management personnel.

                  To assess the competitiveness of the compensation offered to the Company's executive officers, the Committee reviewed an analysis prepared by a nationally recognized compensation consulting firm. That analysis included data concerning compensation provided by companies in the Peer Company Group included in the performance graph set forth below. It also included Compensation data available from other publicly traded retail companies and survey data for companies of comparable size and, where available, in comparable businesses. Data from companies other than those included in the Peer Company Group were reviewed, including data from firms much larger than the Company. The Committee believes that a competitive market for the services of retail executives exists, even among firms that are not peers of the Company or that operate in a different line of business.

                  Executive salaries are reviewed by the Committee in January of each year and typically are adjusted on the basis of merit and relevant competitive factors.

                  (iii)  Stock Options

                  Options to purchase the common stock of the Company are granted to executive officers in January of each year, and may be exercised, when vested, to purchase common stock at its fair market value as of the date of the option grant. Options vest and become exercisable in four equal annual installments beginning with the first anniversary of the grant date; non-vested installments are forfeited if the option holder leaves the Company.

                  Option grants are authorized by the Subcommittee. The Subcommittee believes that the greater the officer's position and level of responsibility within the Company, the greater the desirability for compensation that is linked to the long-term interests of the stockholders. For that reason, the size of option grants is generally tied to the individual's level of responsibility within the Company. In determining the size of each option grant the Subcommittee also considers, in certain cases, subjective factors, such as the individual's potential for further growth within the Company and his or her past performance.

                  (iv) Limitation Under Section 162(m) of the Internal Revenue Code

                  Section 162(m) of the Internal Revenue Code generally denies a federal income-tax deduction to a publicly-held corporation for compensation in excess of $1 million per year paid to certain persons. These include persons who were, as of the last day of the corporation's taxable year, (i) the chief executive officer or (ii) among the four highest-compensated officers. This denial of deduction is subject to an exception for certain "performance-based compensation," including the stock options and Incentive Awards discussed above. Under current arrangements, the Company will be entitled to deduct all compensation paid to its executive officers. However, the Board of Directors does not believe that it would be in the best interests of the Company to adopt a policy that would preclude compensation arrangements that might in the future be subject to deduction limitations.

         Signed:

         Rose Marie Bravo
         Samuel L. Hayes III
         Charles K. Marquis
         William A. Shutzer
         Geraldine Stutz
           Members of the Compensation Committee

                       PERFORMANCE OF TIFFANY & CO. STOCK

         The following graph compares changes in the cumulative total shareholder return on Tiffany & Co.'s stock for the previous five fiscal years to returns on the Standard & Poor's 500 Stock Index and a peer group index for the same period. Cumulative shareholder return is defined as changes in the closing price of our stock on the New York Stock Exchange, adjusted to reflect two-for-one stock splits that occurred in July of 1996 and 1999, plus the reinvestment of any dividends paid on our stock.


              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
                TIFFANY & CO., S&P 500 INDEX AND PEER GROUP INDEX

                            [COMPARISON LINE GRAPH]



                           1/31/1995   1/31/1996   1/31/1997   1/31/1998   1/31/1999   1/31/2000
Tiffany & Co.                 100.00      191.54      259.93      271.14      406.51    1,048.58
Standard & Poors 500          100.00      138.62      175.47      222.82      294.72      322.94
Peer Group                    100.00      109.33      137.96      144.42      210.62      199.94

ASSUMES AN INVESTMENT OF $100 ON JANUARY 31, 1995 IN TIFFANY & CO. STOCK AND EACH OF THE TWO INDICES AND THE REINVESTMENT OF ANY SUBSEQUENT DIVIDENDS.

TOTAL RETURNS ARE BASED ON MARKET CAPITALIZATION; INDICES ARE WEIGHTED AT THE BEGINNING OF EACH PERIOD FOR WHICH A RETURN IS INDICATED.

PEER COMPANY GROUP: A.T. Cross Co.; Gucci Group NV; Jostens, Inc.; Lazare Kaplan International Inc.; The Neiman-Marcus Group, Inc.; Nordstrom, Inc.; Reeds Jewelers, Inc.; Sotheby's Holdings; Williams-Sonoma Inc.; and Zale Corporation. (Saks Holdings Inc., which in past Proxy Statements has been included in this group, has been deleted as a result of its acquisition in 1998 by another company.)

                 DISCUSSION OF PROPOSALS PRESENTED BY THE BOARD

ITEM I - ELECTION OF THE BOARD OF DIRECTORS

         Each year, we elect directors at an Annual Meeting of Stockholders. At the 2000 Annual Meeting, eight directors will be elected. Each of them will serve until he or she is succeeded by another qualified director or until his or her earlier resignation or removal from office.

         It is not anticipated that any of this year's nominees will be unable to serve as a director, but if that should occur before the Annual Meeting, the Board may either propose another nominee or reduce the number of directors to be elected. If another nominee is proposed, you or your proxy will have the right to vote for that person at the Annual Meeting.

         Information concerning each of the nominees is set forth below:

William R. Chaney          Mr. Chaney, 67, is the Chairman of the Board of
                           Directors. Mr. Chaney joined Tiffany in January 1980 as a member of its Board of Directors and was named
                           Chairman and Chief Executive Officer of Tiffany & Co.
                           in August 1984. He resigned as Chief Executive
                           Officer effective February 1, 1999. Prior to joining
                           Tiffany, he served as an executive officer of Avon
                           Products, Inc. Mr. Chaney also serves on the Boards of Directors of The Bank of New York and the Atlantic
                           Mutual Companies.

Rose Marie Bravo           Ms. Bravo, 49, is Worldwide Chief Executive of
                           Burberry Limited and is a member of its Board of Directors. Ms. Bravo previously served as President of Saks Fifth Avenue from 1992 to 1997. Ms. Bravo became a director of Tiffany & Co. in October 1997 when she was selected by the Board of Directors to fill a newly created directorship.

Samuel L. Hayes III        Prof. Hayes, 65, has been the Jacob H. Schiff
                           Professor of Investment Banking at the Harvard
                           Business School since 1975. In 1998, he accepted emeritus status. He was elected a director of Tiffany
                           & Co. in 1984. He also serves on the boards of the Eaton Vance Group of Funds and the Kobrick Funds.

Michael J. Kowalski        Mr. Kowalski, 48, is President and Chief Executive
                           Officer of Tiffany & Co. Prior to his appointment as President in January 1996, he was an Executive Vice
                           President of Tiffany & Co., a position he had held since March 1992. Mr. Kowalski also served as Tiffany
                           & Co.'s Chief Operating Officer from January 1997 until his appointment as Chief Executive Officer became effective in February 1999. He became a director of Tiffany & Co. in January 1995.

Charles K. Marquis         Mr. Marquis, 57, is a Senior Advisor to Investcorp
                           International, Inc. From 1974 through 1998, he was a partner in the law firm of Gibson, Dunn & Crutcher
                           L.L.P. He was elected a director of Tiffany & Co. in 1984. Mr. Marquis also serves on the Board of Directors of CSK Auto Corporation, Harborside
                           Healthcare Corporation and Werner Holding Co.

James E. Quinn             Mr. Quinn, 48, is Vice Chairman of Tiffany & Co.,
                           responsible for sales throughout the world. Prior to his appointment as Vice Chairman in January 1998, Mr.
                           Quinn was an Executive Vice President of Tiffany &
                           Co., a position he had held since March 1992. He became a director of Tiffany & Co. in January 1995.
                           He is also a member of the Boards of Directors of BNY
                           Hamilton Funds, Inc. and Mutual of America Capital
                           Management.

William A. Shutzer         Mr. Shutzer, 53, is a Partner in Thomas Weisel
                           Partners LLC, a merchant banking firm. He previously served as Executive Vice President of ING Baring
                           Furman Selz LLC from 1998 through 1999, President of
                           Furman Selz Inc. from 1995 through 1997 and as a Managing Director of Lehman Brothers and its predecessors from 1978 through 1994. He was elected a director of Tiffany & Co. in 1984. Mr. Shutzer is also a member of the Boards of Directors of The
                           Fortress Group and internet.com Corporation and serves on the Advisory Board of E&J Gallo Winery.

Geraldine Stutz            Ms. Stutz, 71, has been the principal partner of GSG
                           Group since 1993. She was previously the Publisher of Panache Press at Random House Inc. and the President of Henri Bendel, the New York specialty store. She became a director of Tiffany & Co. in July 1987. Ms.
                           Stutz is also a member of the Board of Directors of Jones Apparel Group, Inc.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL EIGHT NOMINEES FOR DIRECTOR.

ITEM II - INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         The Board of Directors asks that the stockholders approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 120,000,000 shares to 240,000,000 shares.

         If the proposed amendment is approved the first paragraph of Article FOURTH of the Certificate of Incorporation would be revised to read as follows:

         "FOURTH: The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares which the Corporation shall have authority to issue is TWO HUNDRED FORTY-TWO MILLION (242,000,000); the total number of shares of Preferred Stock shall be Two Million (2,000,000) and each such share shall have a par value of $.01; and the total number of shares of Common Stock shall be TWO HUNDRED FORTY MILLION (240,000,000)
         and each such share of Common Stock shall have a par value of $.01." (BOLD indicates new material)

         Of the 120,000,000 shares currently authorized for issuance, 40,754,930 shares were available for issuance as of March 24, 2000, after taking into account 6,709,519 shares reserved for issuance under the Company's various stock option plans.

         The Board of Directors and management believe that the Company should have additional authorized shares available for issuance. Such additional shares could be used for any one or more of the following purposes:

         -        common stock splits,

         -        dividends payable in common stock,

         -        financing and acquisition transactions,

         -        dividend reinvestment plans,


         -        employee benefit plans, and

         -        other general corporate purposes.

Having such shares available for issuance in the future would give the Company greater flexibility and allow shares of common stock to be issued without the expense and delay of a special stockholders meeting.

         If the proposed amendment is approved by the stockholders, the Board will consider a split of the Company's common stock. However, the Board's decision on that question will depend on the market value of the Company's common stock. The Board believes that, in view of the recent market value of the Company's common stock, such a split is desirable as it would result in a price per share that is more attractive to a broader range of investors.

         Except as described above, as of the date of this Proxy Statement, the Board of Directors has neither approved nor is contemplating any transaction which would require the issuance of shares of common stock in excess of the amount currently authorized.

         If the proposed amendment is adopted, the additional authorized shares, when and if properly issued, would have the same voting and other rights as the presently issued and outstanding shares of common stock.

         Existing stockholders do not have and will not have preemptive rights to subscribe for any additional stock of the Company which in the future may be approved for issuance. For that reason, the rights of existing stockholders may be diluted by the issuance of additional common stock. Whether or not such dilution occurs will depend upon the particular circumstances in which additional common stock is issued. No dilution would occur in the case of a stock split, as described above.

         When and if the amendment to the Restated Certificate of Incorporation becomes effective, the additional shares of common stock will be available for issuance without further action by the stockholders except in circumstances where stockholder action is required by law or the rules of any stock exchange on which the common stock may then be listed.

         When and if the additional shares are issued, the Company will seek to register those shares as may be required by federal securities laws. The Company will also make an application to list the additional shares that are issued as may be required by the New York Stock Exchange and/or other exchanges on which the common stock is then listed.

         The proposed amendment might discourage a person or entity seeking to gain control of the Company from acquiring shares of common stock for that purpose. The proposed amendment could have that effect because the Board of Directors could use the additional authorized shares to oppose a takeover bid if deemed by the Board to be in the best interests of the stockholders. For example, such additional shares could be used:

         -        to create voting impediments,

         - to dilute the stock ownership of the person seeking to gain control,


         - for sale to those who might side with the Board of Directors in opposition to such a takeover, or

         - in connection with the Company's Amended and Restated Stockholder Rights Plan, which is described in Note M to the Consolidated Financial Statements included in the Company's 1999 Annual Report to Stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 120,000,000 TO 240,000,000.

ITEM III - APPROVAL OF AN AMENDMENT TO THE 1998 EMPLOYEE INCENTIVE PLAN

The Company's 1998 Employee Incentive Plan (the "Incentive Plan") was approved by the stockholders at their 1998 Annual Meeting.

On January 20, 2000, the Board of Directors adopted an amendment to the Incentive Plan. If that amendment is approved by the stockholders at their 2000 Annual Meeting, the Company will have the authority to issue an additional two million shares of the Company's common stock under the Incentive Plan.

If the proposed amendment is approved, the formal text of subsection 4.2 of the Incentive Plan will be modified to read as follows:

         "4.2     Shares Subject to Plan.

         (a) (i) Subject to the following provisions of this subsection 4.2, the maximum number of Shares that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of: (I) FOUR MILLION (4,000,000) Shares; (II) any Shares available for future awards under the Company's 1986 Stock Option Plan, as amended (the "1986 Plan") as of May 1, 1998; (III) any Shares that are represented by awards granted under the 1986 Plan which are forfeited, expire or are canceled without delivery of Shares or which result in the forfeiture of Shares back to the Company; and (IV) up to Five Hundred Thousand (500,000) Shares, to the extent authorized by the Board, which are reacquired in the open market or in a private transaction after the Effective Date, provided, however that the aggregate number of shares available under categories (II), (III), and (IV), shall not exceed One Million and Five Hundred Thousand (1,500,000) Shares." (BOLD indicates new material) (text of Incentive Plan previously amended to reflect adjustments required for the two-for-one stock split that became effective in July 1999)

The Board of Directors believes the Incentive Plan is advantageous to the Company and that the amendment should be approved because the plan:

- provides flexible and competitive compensation programs that retain and attract employees for the Company and its subsidiaries,

- motivates key employees to achieve the Company's operating and strategic goals, and

- links the interests of key employees with those of the Company's other stockholders.

FOLLOWING IS A SUMMARY OF THE MATERIAL FEATURES OF THE INCENTIVE PLAN.

In the summary that follows, all share numbers and option prices have been adjusted as necessary to reflect the two-for-one split of the Company's common stock that became effective in July 1999.

Increase in Maximum Number of Shares. The maximum number of shares of common stock that may be issued under all Incentive Plan awards is now 3,500,000 shares. If the amendment to the Incentive Plan is approved by the Company's stockholders, the maximum number of shares of common stock that may be issued under all Incentive Plan awards will be increased to 5,500,000 shares. This maximum is subject to adjustment. See Maximum Number of Shares and Adjustments for Corporate Transactions below.

Stock Options Already Granted Under the Plan. To date, only awards of non-qualified stock options ("NQSOs") and cash have been made.

The following table provides information concerning NQSOs that have been granted through March 24, 2000 to employees of the Company's subsidiaries under the Incentive Plan:


                                             AGGREGATE          PERCENT OF                  WEIGHTED
                                          SHARES SUBJECT       SHARES GRANTED               AVERAGE
PERSON OR GROUP GRANTED NQSOs               TO GRANTS         TO ALL EMPLOYEES           EXERCISE PRICE
-----------------------------               ---------         ----------------           --------------
Michael J. Kowalski                           275,000               11%                     $44.7359
  President and CEO
William R. Chaney                              45,000                2%                     $48.0209
  Chairman
James E. Quinn                                200,000                8%                     $43.5040
  Vice Chairman
Beth O. Canavan                                49,000                2%                     $57.6078
  Executive Vice President
James N. Fernandez                            135,000                6%                     $44.0059
  Executive Vice President and
  Chief Financial Officer
All Executive Officers as a Group             876,000               36%                     $46.5359
All Employees Who Are Not Executive
  Officers as a Group                       1,564,900               64%                     $49.7753
TOTAL                                       2,440,900              100%                     $48.6128




As of March 24, 2000, there were 1,127,675 shares remaining available for grant under the Incentive Plan.


Market Value Per Share. As of March 24, 2000, the market value of one share of the Company's Common Stock, $0.01 par value, was $76.0938, calculated as the mean between the lowest and highest reported sales price of such a share on such date as reported in the New York Stock Exchange Composite Transactions Index.

Administration of the Incentive Plan. The Incentive Plan is administered by the Stock Option Subcommittee of the Compensation Committee which consists of two or more directors selected by the Board of Directors (the "Committee"). The Committee has the authority to determine:

-        employees to whom awards are granted,

-        the size and type of awards, and

-        the terms and conditions of such awards.

Number and Identity of Future Participants and Form of Awards Not Yet Determined. The number and identity of participants to whom awards will eventually be made has not yet been determined. The form of such awards is at the discretion of the Committee. It is not possible at this time to provide specific information as to actual future award recipients or the form of such awards.

Awards Available under the Incentive Plan. Following are summaries of the various awards available under the Incentive Plan.

                                Options and SARs

         The grant of a stock option entitles the holder to purchase a specified number of shares of the Company's Common Stock at an exercise price specified at the time of grant.

         Stock options may be granted in the form of NQSOs or incentive stock options ("ISOs"). Grants of ISOs must fulfill the requirements applicable to an "incentive stock option" described in Section 422(b) of the Internal Revenue Code.

         The grant of a stock appreciation right ("SAR") entitles the holder to receive the appreciation value, if any, for a specific number of shares of the Company's common stock over a specific time period. The Committee may provide the appreciation value in cash or in shares. The appreciation value is equal to all or a portion of the growth in the fair market value over an exercise price specified at the time of grant.

         The Incentive Plan limits the discretion of the Committee with respect to Options and SARs as follows:

         -  the term of an option or SAR may not exceed 10 years,

         - the per-share exercise price of each option or SAR must be established at the time of grant or determined by a formula established at the time of grant,

         - the exercise price may not be less than 100% of fair market value as of the "pricing date",

         - the per-share exercise price may not be decreased after grant except for adjustments made to reflect stock splits and other corporate transactions (see Maximum Number of Shares and Adjustments for Corporate Transactions below),

         - neither an option nor an SAR may be surrendered for a new option or SAR with a lower exercise price and

         - the pricing date must generally be the grant date, subject to limited exceptions.

                                  Stock Awards

         A stock award is the grant of shares of the Company's Common Stock or a right to receive such shares, their cash equivalent or a combination of both. Each stock award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

                              Cash Incentive Awards

         Cash awards may be granted as determined by the Committee. Terms of cash awards must be set out by agreement, which may specify performance periods and goals. The Committee has the discretion to adjust pre-established performance goals under certain circumstances.

Settlement of Awards, Deferred Settlements Tax Withholding and Dividend Equivalents. The Committee has the discretion to settle awards through cash payments, delivery of Common Stock, the grant of replacement awards or any combination thereof.

The Committee may permit the payment of the option exercise price to be made as follows:

   -   in cash,

   -   by the tender of the Company's shares of Common Stock, or

   - by irrevocable authorization to a third party to sell shares received upon exercise of the option and remit the exercise price.

Before distribution of any shares pursuant to any award, the Committee may require the participant to remit funds for any required tax withholdings. Alternatively, the Committee's may withhold shares to satisfy such tax requirements. All cash payments made under the Incentive Plan may be net of any required tax withholdings.

The Committee may provide for the deferred delivery of stock upon the exercise of an option or SAR or upon the grant of a stock award. Such deferral can be evidenced by use of "Stock Units" - bookkeeping entries equivalent to the fair market value, from time to time, of a specified number of shares. Stock Units are settled at the end of the applicable deferral period by delivery of shares or as otherwise determined by the Committee.

The Committee has the discretion to provide participants with the right to receive dividends or dividend equivalent payments with respect to the underlying shares of Common Stock.

Duration of the Incentive Plan. No award may be granted under the Incentive Plan after March 19, 2008. However, the plan shall remain in effect as long as any awards are outstanding.

Maximum Number of Shares and Adjustments for Corporate Transactions. Subject to further adjustments for corporate transactions, as discussed below, the maximum number of shares of the Company's Common Stock available for delivery to participants under the Incentive Plan is 3,500,000. If the proposed amendment is approved, this maximum will be increased to 5,500,000 shares.

Shares subject to an award that are not delivered because of forfeiture, cancellation or cash settlement become available for further grant. If a participant exercises an option by delivery of previously-owned shares in payment of the exercise price, only the excess of the shares issued to the employee above the number of shares delivered in payment will be counted against the maximum.

The maximum number of shares which may be delivered under the Incentive Plan is subject to further adjustment for corporate transactions, such as:

     -  stock splits, stock dividends and stock distributions,

     - any other transaction in which outstanding shares of Common Stock are increased, decreased, changed or exchanged, or

     - a transaction in which cash, property, Common Stock or other securities are distributed in respect of outstanding shares.

If such a corporate transaction occurs, the Committee will make appropriate adjustments in:

     - the number and/or type of shares for which awards may be granted under the Incentive Plan after such transaction, and

     - the number and/or type of shares or securities for which awards then outstanding under the Incentive Plan may be exercised after such transaction - such adjustments would be made without changing the aggregate exercise price applicable to the unexercised portions of outstanding options or SARs.

For example, to adjust for the last corporate transaction - the two-for-one stock split that became effective in July 1999 - the Committee doubled the maximum number of shares that could be issued under the Incentive Plan. The Committee also doubled the number of unexercised shares that were the subject of outstanding options and cut the corresponding per-share exercise price in half.

Other Limits Under the Incentive Plan. Subject to further adjustment for corporate transactions, as discussed above, the Incentive Plan imposes the following limits:

-        shares that may be issued as ISOs  --  500,000,

-        shares that may be issued as stock awards -- 500,000,

- shares that may be granted in any one fiscal year to any one participant pursuant to any and all awards -- 200,000, and

- maximum aggregate cash pay-out in any one fiscal year for cash awards to a "covered executive" -- $2,000,000.

The last two limits mentioned above will not apply if the Committee determines that the award(s) in question to a "covered executive" will not be designed to be tax deductible (see Section 162(m) of the Code below).

Amendment of Incentive Plan. The Board of Directors may, at any time, amend or terminate the Incentive Plan. However, the approval of the Company's stockholders will be required for any amendment (other than adjustments for corporate transactions) which would:

- increase the maximum number of shares that may be delivered under the Incentive Plan as described in Maximum Number of Shares and Adjustments for Corporate Transactions above,

- increase any of the limits described above under Other Limits Under the Incentive Plan, or

- decrease the minimum exercise price for an option or SAR or permit the surrender of an option or an SAR as consideration in exchange for a new award with a lower exercise price, each as described above under Options and SARs, or

- increase the maximum term of an Option or SAR as described above under Options and SARs.

Federal Income Tax Consequences of Incentive Plan Awards. The Company believes that under present law and regulations the federal income tax treatment of the various awards that may be made under the Incentive Plan will be as described below. In general, the Company's and its subsidiaries' right to claim a deduction is subject to the requirements of Section 162(m) of the Code (see
Section 162(m) of the Code below).

         The grant of an NQSO will not have any tax consequence to the Company nor to the participant. The exercise of an NQSO will require the participant to include in his or her taxable ordinary income the amount by which the fair market value of the acquired shares on the exercise date exceeds the option price. Upon a subsequent sale or taxable exchange of shares acquired upon the option exercise, the participant will recognize long- or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares (the fair market value on the exercise date). The Company will be entitled to a deduction at the same time and in the same amount as the participant is in receipt of income in consequence of his or exercise of an NQSO.

         The grant of an ISO will not have any tax consequence to the Company nor to the participant. The exercise of an ISO will not cause the participant to realize ordinary taxable income nor permit the Company to take a deduction unless the participant disposes of the acquired shares within the later of two years after the grant of the option and one year after the date of the exercise. (However, for purposes of computing the participant's alternative minimum tax liability, the spread between the option price and the stock's fair market value on the date of the ISO exercise is treated as income.) If the participant fails to achieve that minimum holding period before deposition, the participant will be treated as though he or she had exercised a NQSO for tax purposes and the Company will be treated as though the participant had exercised a NQSO (see NQSOs above). If the participant achieves the minimum holding period, any gain or loss that is realized on the subsequent disposition of such shares will be treated as long-term capital gain or loss.

         The grant of an SAR will not have any tax consequence to the Company nor to the participant. The exercise of an SAR will require the participant to include in his or her taxable ordinary income the amount of any cash received plus the fair market value of any shares issued as the result of the exercise. Upon a subsequent sale or taxable exchange of shares, if any, acquired upon an SAR exercise, the participant will recognize long- or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares (the fair market value on the exercise date). The Company will be entitled to a deduction at the same time and in the same amount as the participant is in receipt of income in consequence of his or exercise of an SAR.

         The grant of a stock award will not have any tax consequence to the Company nor to the participant if, at the time of the grant, the shares provided to the participant are subject to a substantial risk of forfeiture, and provided further that the participant chooses not to elect to recognize income. The participant may, however, elect to recognize taxable ordinary income at the time of grant equal to the fair market value of the stock awarded. Failing such an election, as of the date the shares provided to a participant under a stock award are no longer subject to a substantial risk of forfeiture, the participant will recognize taxable ordinary income equal to the fair market value of the stock. The Company will be entitled to a deduction at the same time and in the same amount as the participant is in receipt of income in consequence of the grant of an SAR.

         The participant will recognize taxable ordinary income when he or she is in receipt or constructive receipt of a cash award. The Company will be entitled to a deduction at the same time and in the same amount as the participant is in receipt of income in consequence of the grant of a cash award.

Section 162(m) of the Code. The Company's and its subsidiaries' right to claim a tax deduction with respect to compensation provided under the Incentive Plan to covered executives may be subject to the limitations of Section 162(m) of the Code. Section 162(m) provides that no deduction shall be allowed for applicable employee remuneration with respect to any covered executive in excess of $1,000,000 for a taxable year. However, qualified performance-based compensation is not subject to this $1,000,000 limitation. "Covered executives" are the Company's chief executive officer and the four other employees whose compensation is required to be reported to its stockholders under the Securities Exchange Act of 1934.

Options and SARs granted under the Incentive Plan will be qualified performance-based compensation if:

- the exercise price is no less than fair market value on the date of the grant,

- if such plan is approved by the stockholders of the Company (the Incentive Plan was approved in 1998), and

- if the members of the Committee are all "outside directors" as defined under the Section 162(m) and the regulations promulgated thereunder.

Stock and cash awards under the Incentive Plan may be designed by the Committee to be qualified performance-based compensation. The Committee must specify objective performance goals to be attained over a performance period as a condition to the award. For such awards, the measures of performance used to determine attainment of performance goals over any performance period shall be the Company's consolidated net earnings and/or consolidated earnings per share on a diluted basis. The Committee retains the right to make post-award adjustments to reflect certain extraordinary events.

It is the current intention of the Board of Directors that the Committee shall at all times be composed of persons qualifying as "outside directors" and that the Committee shall consider the effect of Section 162(m) in designing and making awards under the Incentive Plan to covered executives. However, under the Incentive Plan, the Committee has the discretion to make awards that will not be so qualified and may find it in the best interest of the Company to do so from time to time.

The Incentive Plan is not the exclusive means available to the Company to provide incentive compensation to employees of the Company and its subsidiaries.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.

ITEM IV - APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         Upon the recommendation of its Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP as independent accountants to examine the Company's consolidated financial statements for fiscal year 2000. We are asking you to ratify our selection.

         PricewaterhouseCoopers LLP is the successor to the firm formerly known as Coopers & Lybrand L.L.P. Before becoming a part of PricewaterhouseCoopers LLP, Coopers & Lybrand L.L.P. and its predecessor Coopers & Lybrand served as the Company's independent accountants since 1984.

         A representative of PricewaterhouseCoopers LLP will be in attendance at the Annual Meeting to respond to appropriate questions raised by stockholders and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

         The Board of Directors may review its selection if its appointment is not approved by the stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS TIFFANY & CO.'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2000.

                                  OTHER MATTERS

STOCKHOLDER PROPOSALS, IN GENERAL

         If you would like to submit the name of a candidate for the Nominating Committee to consider as a nominee for director, you may send your proposal at any time to the Nominating Committee, c/o Mr. Patrick B. Dorsey, Secretary, Tiffany & Co., 727 Fifth Avenue, New York, New York 10022.

         If you would like to nominate a candidate for director or bring other business before the stockholders at the 2001 Annual Meeting, which is currently expected to take place on May 17, 2001, you must comply with the following requirements:

- you must notify the Secretary of Tiffany & Co. in writing no earlier than January 18, 2001, and no later than February 17, 2001,

- if the matter you wish to present is other than the nomination of a candidate for director, your proposal must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware, and

- your proposal must contain all of the information required under our By-laws, a copy of which is available, at no charge, from the Secretary.

STOCKHOLDER PROPOSALS FOR INCLUSION IN THE PROXY STATEMENT FOR THE 2000 ANNUAL MEETING

         If you wish to submit a proposal to be included in the Proxy Statement for our 2001 Annual Meeting, we must receive it no later than December 9, 2000. Proposals should be sent to Tiffany & Co. at 727 Fifth Avenue, New York, New York, 10022, addressed to the attention of Patrick B. Dorsey, Secretary.

REMINDER TO VOTE

         Please be sure to either complete, sign and mail the enclosed proxy card in the return envelope provided or call in your instructions as soon as you can so that your vote may be recorded and counted.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             Patrick B. Dorsey
                                             Secretary

                                             New York, New York
                                             April 7, 2000

                                                                      Appendix 1
                                  TIFFANY & CO.
                             AUDIT COMMITTEE CHARTER
               (Adopted by the Board of Directors: March 16, 2000)

PURPOSE: the purpose of the Audit Committee is to oversee and monitor, on behalf of the Board of Directors, the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

SCOPE: the Audit Committee's role is one of oversight. The Board of Directors recognizes that the Company's management is responsible for preparing the Company's financial statements and that outside auditors are responsible for auditing those financial statements. In fulfilling this responsibility, the outside auditors are ultimately accountable to the Board of Directors of the Company and its Audit Committee. In order to fulfill it's oversight responsibility to shareholders and the investment community, the Audit Committee must be capable of conducting free and open discussions with management, internal and outside auditors, employees and others regarding the quality of the financial statements and the system of internal controls.

RESPONSIBILITIES: the responsibilities of the Audit Committee shall be as follows:

1. to review the adequacy of the Company's system of internal accounting and financial controls;

2. to select and evaluate outside auditors and to review the performance of same and to recommend to the Board of Directors the appointment or replacement of outside auditors; to review fee arrangements in connection with such appointments and recommend such arrangements to the Board of Directors;

3. to ensure the independence of the outside auditors by: (i) reviewing, and discussing with the Board of Directors any relationships between the auditors and the Company, or any other relationship, that may adversely affect the independence of the auditor; (ii) ensuring that the outside auditors submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the auditors and the Company ; (iii) actively engaging in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors; and (iv) recommending that the Board of Directors take appropriate action in response to the outside auditors' report to satisfy itself of the outside auditors' independence;

4. to require that the outside auditors have confirmed their understanding of the following: that the outside auditors are ultimately accountable to the Board of Directors of the Company and its Audit Committee;

5. to review annually the outside auditors' proposed audit scope and approach;

6. to review annually the results of the internal audit department's findings, including the results of the Company's Business Conduct program, and proposed audit plans;

7. to conduct a post-audit, pre-issuance review of the financial statements, discuss such statements with the officers of the Company and outside auditors, and, if such statements are found acceptable, to recommend to the Board of Directors that such statements be included in the Company's annual report on Form 10-K to conduct a review of audit findings, the quality of internal accounting and financial controls as well as any other matters required to be discussed under Statements of Auditing Standards No. 61;

8. to annually review this Audit Committee Charter and to propose necessary or appropriate revisions to the Board of Directors; and

9. to perform such other oversight and special investigatory functions as deemed necessary or as requested by the full Board of Directors.

REPORTING RESPONSIBILITIES: the Audit Committee shall report its conclusions and concerns to the Board of Directors.

AUTHORITY: the Audit Committee and each of its members is authorized by the Board of Directors to communicate directly and/or privately with members of the Company's management, employees, internal and independent audit staff members, counsel and third parties in the performance of Audit Committee functions. The Chairman of the Audit Committee is hereby authorized to commit Company funds in order to obtain legal counsel, investigatory services or expert advice necessary or desirable in connection with Audit Committee functions.

COMMITTEE MEMBERSHIP: the membership of the Audit Committee shall consist of three or more directors each of whom: (i) shall have been appointed by the Board of Directors; (ii) shall be free of any relationship to the Company which, in the opinion of the Board of Directors, may interfere with the exercise of their independence from management and the Company; (iii) shall be or shall become (within a reasonable period of time after his or her appointment) "financially literate," as such qualification is interpreted by the Board of Directors; and
(iv) shall otherwise meet the requirements of independence as set forth in subparagraph 303.01(3) of the New York Stock Exchange Listed Company Manual, as amended from time to time. In addition, at least one member of the Audit Committee shall have accounting or related financial management expertise. The Board of Directors reserves all authority permitted under paragraphs 303.01 and
303.02 of said Listed Company Manual in connection with the determination of independence.

MEETINGS: the Audit Committee shall meet as often as necessary to fulfill its functions, but no less than three times annually.

The Board of Directors recommends: a vote FOR all nominees for director in Item 1, FOR approval of an increase in the number of authorized shares of common stock in Item 2, FOR approval of the amendment to the 1998 Employee Incentive Plan in Item 3, FOR approval of the appointment of PricewaterhouseCoopers LLP as independent accountants in Item 4. Shares represented by this proxy will be so voted unless otherwise indicated, in which case they will be voted as marked.

                                                                 Please mark [X]
                                                                 your vote as
                                                                 indicated in
                                                                 this example.

                                                            FOR ALL   WITHHELD FOR NOMINEES
                                                            NOMINEES      NAMED BELOW
Item 1: Election of the following nominees as directors:     [  ]            [  ]
        01 William R. Chaney, 02 Rose Marie Bravo,
        03 Samuel L. Hayes III, 04 Michael J. Kowalski,
        05 Charles K. Marquis, 06 James E. Quinn,
        07 William A. Shutzer and 07 Geraldine Stutz.

WITHHELD FOR (write in each nominee's name in the space provided below):

------------------------------------------------------------------------

Item 2: Approval of an amendment to the Company's Restated      FOR     AGAINST   ABSTAIN
        Certificate of Incorporation to increase the number     [  ]      [  ]      [  ]
        of authorized shares of common stock, $.01 par
        value, from 120,000,000 to 240,000,000.

Item 3: Approval of an amendment to the Company's 1998          FOR     AGAINST   ABSTAIN
        Employee Incentive Plan to increase the maximum         [  ]      [  ]      [  ]
        number of shares of common stock, $.01 par value,
        that may be delivered to participants and their
        beneficiaries under the plan from 2,000,000 to
        4,000,000.

Item 4. Approval of the appointment of PricewaterhouseCoopers   [  ]      [  ]      [  ]
        LLP as independent accountants of the Company's fiscal
        2000 financial statements.

                                                                           YES
               I PLAN TO ATTEND THE ANNUAL MEETING.                       [  ]

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

Signature                         Signature                          Date
         -------------------------          ---------------------      ---------

NOTE: Please date and sign exactly as your name appears printed on this card. When shares are held by joint owners, all should sign. When signing as fiduciary (e.g. attorney, executor, administrator, conservator, trustee or guardian), please give title. If a corporation or partnership, please sign in corporate or partnership name by an authorized person.

--------------------------------------------------------------------------------
               [UP ARROW]     FOLD AND DETACH HERE     [UP ARROW]

        [TELEPHONE GRAPHIC]   VOTE BY TELEPHONE      [TELEPHONE GRAPHIC]
                          QUICK *** EASY *** IMMEDIATE

            YOUR VOTE IS IMPORTANT! YOU CAN VOTE IN ONE OF TWO WAYS:
1. TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone
                          24 HOURS A DAY-7 DAYS A WEEK.
     There is NO CHARGE to you for this call. Have your proxy card in hand.
You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form

OPTION 1: To vote as the Board of Directors recommends on ALL proposals, press 1,
                   When asked, please confirm by pressing 1.

OPTION 2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:
Item 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9; to WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

Item 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
Item 3 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
Item 4 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                   WHEN ASKED, PLEASE CONFIRM BY PRESSING 1.
                                       OR
2. TO VOTE BY MAIL: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

 NOTE: If you vote by telephone, THERE IS NO NEED TO MAIL BACK YOUR PROXY CARD.

                             THANK YOU FOR VOTING.

                                 TIFFANY & CO.
                            PROXY FOR ANNUAL MEETING

SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF TIFFANY & CO. ("THE COMPANY") TO BE HELD MAY 18, 2000, AT 10:00 A.M. NEW YORK TIME IN THE ROOF/PENTHOUSE OF THE ST. REGIS HOTEL, 2 EAST 55TH STREET AT FIFTH AVENUE, NEW YORK, NEW YORK. THE BOARD OF DIRECTORS RECOMMENDS: A VOTE "FOR" ALL NOMINEES FOR DIRECTOR IN ITEM 1, "FOR" APPROVAL OF AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK IN ITEM 2, "FOR" APPROVAL OF AN AMENDMENT TO THE 1998 EMPLOYEE INCENTIVE PLAN INCREASING THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK THAT MAY BE ISSUED UNDER THE PLAN IN ITEM 3, AND "FOR" APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS IN ITEM 4.

SHARES REPRESENTED BY THIS PROXY WILL BE SO VOTED UNLESS OTHERWISE INDICATED, IN WHICH CASE THEY WILL BE VOTED AS MARKED. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" ITEMS 1, 2, 3 AND 4. IF ANY NOMINEE NAMED ON THE REVERSE SIDE OF THIS CARD IS UNABLE TO SERVE AS A DIRECTOR, THE BOARD OF DIRECTORS MAY NOMINATE ANOTHER PERSON OR PERSONS IN SUBSTITUTION FOR SUCH NOMINEE AND THE PROXIES NAMED BELOW WILL VOTE FOR THE PERSON OR PERSONS SO NOMINATED OR FOR SUCH LESSER NUMBER OF DIRECTORS AS MAY BE PRESCRIBED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints W.R. CHANEY, J.N. FERNANDEZ, and P.B. DORSEY, and each of them, proxies, with full power of substitution, to act for the undersigned, and to vote all shares of common stock represented by this proxy which the undersigned may be entitled to vote, at the 2000 Annual Meeting of Stockholders (and any adjournment thereof) as directed and permitted on the reverse side of this card and, IN THEIR JUDGMENT, on such matters as may be incident to the conduct of or may properly come before the meeting.

                                   IMPORTANT
                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
--------------------------------------------------------------------------------
               [UP ARROW]     FOLD AND DETACH HERE     [UP ARROW]

TIFFANY & CO.
727 Fifth Avenue
New York, N.Y. 10022

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                             THURSDAY, MAY 18, 2000

The Annual Meeting of Stockholders of Tiffany & Co. (the "Company") will be held in the Roof/Penthouse of The St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, New York on May 18, 2000, at 10:00 a.m. New York time to consider and take action on the following:

1. Election of eight (8) directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified:

2. Approval of an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock, $.01 par value, from 120,000,000 to 240,000,000;

3. Approval of an amendment to the Company'S 1998 Employee Incentive Plan to increase the maximum number of shares of common stock, $.01 par value, that may be delivered to participants and their beneficiaries under the plan from 2,000,000 to 4,000,000; and

4. Approval of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company's fiscal 2000 financial statements.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 24, 2000, will be entitled to notice of and to vote at the meeting of any adjournments thereof. The transfer books will not be closed.

A list of stockholders entitled to vote will be available for inspection by interested stockholders at the offices of the Company, 727 Fifth Avenue, New York, New York commencing on April 30, 2000, during ordinary business hours.

BY ORDER OF THE BOARD OF DIRECTORS

Patrick B. Dorsey
Secretary
New York, New York
April 7, 2000

YOUR VOTE IS IMPORTANT, EVEN IF IT IS YOUR DESIRE TO ATTEND THE ANNUAL MEETING, PLEASE CALL IN YOUR VOTE OR SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

                                 -----------------------------------------------